Exhibit 10.32

AMENDMENT TO

CHANGE IN CONTROL SEVERANCE AGREEMENT

Entellus Medical, Inc., a Delaware corporation (“Entellus”), located at 3600 Holly Lane North, Suite 40, Plymouth, Minnesota 55447, and Robert S. White, an individual residing at 11625 26th Avenue North, Plymouth, MN 55441 (the “Covered Employee”) entered into a Change in Control Severance Agreement, effective as of November 24, 2014 (the “Agreement”).

Pursuant to Section 5(l) of the Agreement, Entellus and the Covered Employee agree to amend the Agreement, effective February 16, 2017, as set forth below.

Section 2(a) is amended to read as follows:

(a) Cash Payment. The Company will make a lump-sum cash payment to the Covered Employee in an amount equal to the sum of: (i) twenty-four (24) months of the Covered Employee's annual Base Pay, plus (ii) 200% of the Covered Employee's target bonus established for the year in which the Termination of Employment occurs. As a condition to receiving such payment, the Covered Employee must execute and deliver, no later than sixty (60) days after the Date of Termination and not subsequently rescind, a release of claims substantially in the form attached hereto as Exhibit A (a “Release of Claims”), with only such changes as may be necessary to conform to subsequent changes in applicable employment laws. Payments under this Section 2(a) will be paid on the thirtieth (30th) day following the later of the date that the Change in Control is consummated, the date that the Covered Employee's rights to rescind such Release of Claims expire, or, if applicable, the date provided in Section 2(c). Notwithstanding anything to the contrary in this Agreement, if any payments or benefits under this Agreement are deferred compensation under Section 409A of the Code, and the period during which the Covered Employee may sign the Release of Claims begins in one calendar year and the first payroll date following the period during which the Covered Employee may sign the Release of Claims occurs in the following calendar year, then the payment or benefit shall not be paid or the first payment shall not occur until the later calendar year.

Section 6(h) is amended to read as follows:

(h) “Continuation Period” is the period beginning on the Covered Employee's Date of Termination and ending on (x) the last day of the 18th month that begins after the Covered Employee's Date of Termination or, if earlier, (y) the date after the Covered Employee's Date of Termination on which the Covered Employee first becomes eligible to participate as an employee in a substantially similar plan of another employer providing group health and dental benefits to the Covered Employee and the Covered Employee's eligible family members and dependents, which plan does not contain any exclusion or limitation with respect to any pre-existing condition of the Covered Employee or any eligible family member or dependent who would otherwise be covered under the Company's plan but for this clause (y).

IN WITNESS WHEREOF, Entellus and the Covered Employee have executed this Amendment to the Agreement, effective February 16, 2017.

ENTELLUS MEDICAL, INC.	COVERED EMPLOYEE

/s/ Brent A. Moen	/s/ Robert S. White
Name: Brent A. Moen	Robert S. White
Title: Chief Financial Officer